Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2023 RESULTS

MIDLAND, Texas, July 31, 2023/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2023. Financial and operational results include the business and assets the Company acquired from Breckenridge Geophysical, LLC (“Breckenridge”) in the first quarter.

As previously announced, on March 24, 2023, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Wilks Brothers, LLC (“Wilks”) and Breckenridge. Pursuant to the Purchase Agreement and upon the terms and subject to the conditions generally described in our Form 8-K filed with the SEC on March 24, 2023, the Company completed the purchase of substantially all of the Breckenridge assets related to seismic data acquisition services other than its multi-client data library, in exchange for a combination of equity consideration and a convertible note described more fully below.

For the quarter ended June 30, 2023, the Company reported revenues of $20,219,000 compared to $4,765,000 for the comparable quarter ended June 30, 2022. Third party pass through charges for support services related to a current project in the northeast U.S., primarily drilling for dynamite energy sources and helicopter support, are included in the second quarter and represent a higher percentage of overall reported revenue than in recent periods. For the second quarter of 2023, the Company reported a net loss of $4,430,000 or $0.18 loss per common share compared to a net loss of $7,579,000 or $0.30 loss per common share for the second quarter of 2022. The Company reported negative EBITDA of $2,521,000 for the quarter ended June 30, 2023 compared to a negative EBITDA of $4,575,000 for the quarter ended June 30, 2022. During the second quarter ended June 30, 2023, the Company incurred transaction costs related to the Purchase Agreement with Wilks and Breckenridge of $685,000. Excluding transaction costs, the Company would have reported a net loss of $3,745,000 or $0.15 per common share and negative EBITDA of $1,836,000 for the quarter ended June 30, 2023.

For the six months ended June 30, 2023, the Company reported revenues of $49,627,000, an increase of approximately 86% compared to $26,699,000 for the six months ended June 30, 2022. For the six months ended June 30, 2023, the Company reported a net loss of $4,843,000 or $0.19 loss per common share compared to a net loss of $8,964,000 or $0.36 loss per common share for the six months ended June 30, 2022. The Company reported negative EBITDA of $342,000 for the six months ended June 30, 2023 compared to negative EBITDA of $2,873,000 for the six months ended June 30, 2022. During the six months ended June 30, 2023, the Company incurred transaction costs related to the Purchase Agreement with Wilks and Breckenridge of $1,400,000. Excluding transaction costs, the Company would have reported a net loss of $3,443,000 or $0.14 per common share and positive EBITDA of $1,058,000 for the six months ended June 30, 2023.

The Company began the second quarter with two mid-sized channel count crews operating in the lower 48, dropping to one mid-size channel count crew during the quarter. Utilization of the second crew was negatively impacted by adverse weather conditions and job readiness delays. The Company continues to operate one crew with anticipation of a second crew being deployed in the mid to late third quarter. Increased utilization of the two crews is expected to continue into the first quarter of 2024 with overall channel count utilization increasing significantly in the fourth quarter of 2023. During the second quarter the Company completed several legacy Breckenridge projects acquired in the March asset acquisition, which improved overall utilization.

Capital spending levels by Exploration and Production companies is improving but remains low compared to pre-pandemic levels. Many smaller, privately held companies, in an effort to protect inventory, have curtailed drilling activity. As a result, the number of active drilling rigs in the lower 48 has dropped from 800 at the start of the year to 675, with private drillers accounting for 70 percent of the declines as of July 15, 2023, according to TD Cowen. Despite the decline in drilling activity, operating conditions in the seismic sector have improved from year ago levels, with primary interest coming from publicly traded independent and major Exploration and Production companies as well as providers of multi-client data library companies. Dawson’s recent and near term activities are in multiple areas outside of the Permian Basin. Bid inquires across the lower 48 have improved from last year as E&P operators are finding greater value in seismic data to aid in the overall development and expansion of their drillable acreage positions.

As noted above and in our Form 8-K filed March 24, 2023, Dawson Geophysical recently purchased the assets of Breckenridge Geophysical, LLC, a land-based seismic data acquisition company previously owned by Wilks. The addition of the Breckenridge assets, contracts, client contacts and experienced personnel provides us with the opportunity to increase operational efficiency with the addition of like-kind equipment, and improve utilization. During the integration process, we believe we will realize further opportunities to streamline costs and leverage increased operational and financial efficiencies. While the transaction was structured as an asset purchase, our financial presentations reflect combined results of the two companies as if the combination occurred on January 14, 2022, the date Wilks became the majority shareholder of the Company. This is due to the fact that both Dawson and Breckenridge were under Wilks’ control from January 14, 2022 forward. The presentation is required as a combination of entities under common control. As part of the purchase agreement, in addition to the 1,188,235 shares of our common stock issued to Wilks at closing, we entered into a convertible note to deliver approximately 5.8 million shares of common stock to Wilks after the Company receives shareholder approval of the proposal to issue the shares upon conversion of the convertible note in accordance with NASDAQ Listing Rule 5635 and after completion of an audit of Breckenridge’s 2022 fiscal year financial statements. Until such approval, a convertible note payable amounting to approximately $9.9 million is included in liabilities on the balance sheet based on its contractual maturity. Pursuant to the terms of the voting agreement between the Company and Wilks, management does not expect that the settlement of the convertible note will require the outlay of cash. The Company filed a preliminary proxy statement related to the acquisition with the Securities and Exchange Commission on June 27, 2023, and will file a definitive proxy statement and call a shareholder meeting to approve the conversion of the convertible note as soon as practicable.

The Company’s balance sheet includes cash, restricted cash and short-term investments at June 30, 2023 of $23,352,000 compared to $35,457,000 at June 30, 2022. Working capital was $21,006,000 at June 30, 2023 compared to $38,467,000 at June 30, 2022.

Capital expenditures were $2,216,000 for the six months ended June 30, 2023, primarily for maintenance capital requirements. The Company’s Board of Directors approved an initial capital budget of $5,000,000 for 2023, and, we currently anticipate capital spending to be within the budget and to focus on the replacement of aging support vehicles.

Stephen C. Jumper, CEO and President of Dawson Geophysical, said, “Despite project readiness issues and unexpected weather delays, we generated significantly improved results from the same period a year ago. As noted above, we started the quarter with two mid-sized crews before dropping to one mid-sized crew during the quarter. We anticipate adding a second crew in the mid to late third quarter, and by the fourth quarter we expect full utilization of two large channel count crews through the end of the year and into the first quarter of 2024. Our order book remains improved and includes several large projects in West Texas and Eastern New Mexico. During the second quarter, we completed and successfully integrated the recently acquired Breckenridge assets. The Company’s experienced personnel and client contacts helped improve utilization rates in the second quarter and further increased our ability to complete several of these projects.

Looking ahead, interest in our services from larger companies involved in carbon capture and sequestration is gaining momentum. We anticipate a significant increase in carbon capture related seismic activity in 2024 with several large projects in the works across multiple areas in the lower 48. The Company completed several small carbon related seismic projects in 2022 with limited activity so far in 2023.”

Jumper concluded, “As disclosed in a recent Form 8-K filing, William Anthony “Tony” Clark, formerly President of Breckenridge Geophysical Company, joined our management team as Executive Vice President and Chief Business Officer. Tony brings with him nearly 40 years of industry related experience and client contacts. The addition of Tony to our team expands our client network and provides a fresh opportunity to evaluate and implement improvements and best practices across all areas of the Company. Ray L. Mays, formerly Vice President of Operations at Breckenridge also joined our team as Vice President, Operations. Ray brings nearly 40 years of industry related experience and a wide client contact network. We welcome Tony and Ray as well as all of the Breckenridge team to the Dawson family.”

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the tables following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, the Company’s status as a controlled public company, which exempts the Company from certain corporate governance requirements; the limited market for the Company’s shares, which could result in the delisting of the Company’s shares from Nasdaq and the Company no longer being required to make filings with the U.S. Securities and Exchange Commission (the “SEC”); the impact of general economic, industry, market or political conditions; dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting impact on demand for oil and gas; surplus in the supply of oil and the ability of the Organization of the Petroleum Exporting Countries and its allies, collectively known as OPEC+, to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; disruptions in the global economy, including export controls and financial and economic sanctions imposed on certain industry sectors and parties as a result of the developments in Ukraine and related activities; and whether or not a future transaction or other action occurs that causes the Company to be delisted from Nasdaq and no longer be required to make filings with the SEC. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 13, 2023 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022 (as adjusted)	2023	2022 (as adjusted)
Operating revenues	$20,219	$4,765	$49,627	$26,699

Operating costs:
Operating expenses	19,906	6,785	43,688	21,188
General and administrative	2,977	2,828	6,476	8,696
Depreciation and amortization	2,113	3,010	4,813	6,111
	24,996	12,623	54,977	35,995

Loss from operations	(4,777)	(7,858)	(5,350)	(9,296)

Other income (expense):
Interest income	136	30	244	56
Interest expense	(14)	(9)	(31)	(20)
Other income (expense), net	143	273	195	312
Loss before income tax	(4,512)	(7,564)	(4,942)	(8,948)

Income tax benefit (expense)	82	(15)	99	(16)

Net loss	(4,430)	(7,579)	(4,843)	(8,964)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation	249	(439)	243	(672)

Comprehensive loss	$(4,181)	$(8,018)	$(4,600)	$(9,636)

Basic loss per share of common stock	$(0.18)	$(0.30)	$(0.19)	$(0.36)

Diluted loss per share of common stock	$(0.18)	$(0.30)	$(0.19)	$(0.36)

Weighted average equivalent common shares outstanding	25,000,564	25,000,564	25,000,564	24,855,667

Weighted average equivalent common shares outstanding - assuming dilution	25,000,564	25,000,564	25,000,564	24,855,667

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30,	December 31,
	2023	2022 (as adjusted)
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,087	$18,603
Restricted cash	5,000	5,000
Short-term investments	265	265
Accounts receivable, net	5,486	7,972
Employee retention credit receivable	—	3,035
Prepaid expenses and other current assets	10,672	8,951
Total current assets	39,510	43,826

Property and equipment, net	17,409	20,468
Right-of-use assets	3,784	4,010
Intangibles, net	377	369

Total assets	$61,080	$68,673

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,447	$4,140
Accrued liabilities:
Payroll costs and other taxes	1,052	2,001
Other	1,129	1,280
Deferred revenue	9,099	7,380
Current maturities of notes payable and finance leases	566	275
Convertible note payable to controlling shareholder	9,880	—
Current maturities of operating lease liabilities	1,211	1,118
Total current liabilities	28,384	16,194

Long-term liabilities:
Notes payable and finance leases, net of current maturities	762	207
Operating lease liabilities, net of current maturities	2,979	3,331
Deferred tax liabilities, net	15	137
Total long-term liabilities	3,756	3,675

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 25,000,564 and
23,812,329 shares issued, and 25,000,564 and 23,812,329 shares outstanding at
June 30, 2023 and December 31, 2022, respectively	250	238
Additional paid-in capital	146,856	155,413
Accumulated deficit	(116,336)	(112,469)
Equity of Breckenridge prior to acquisition	—	7,695
Accumulated other comprehensive loss, net	(1,830)	(2,073)
Total stockholders' equity	28,940	48,804

Total liabilities and stockholders' equity	$61,080	$68,673

Reconciliation of EBITDA to Net Loss
(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022 (as adjusted)	2023	2022 (as adjusted)
Net loss	$(4,430)	$(7,579)	$(4,843)	$(8,964)
Depreciation and amortization	2,113	3,010	4,813	6,111
Interest (income) expense, net	(122)	(21)	(213)	(36)
Income tax (benefit) expense	(82)	15	(99)	16
EBITDA	$(2,521)	$(4,575)	$(342)	$(2,873)

Reconciliation of EBITDA to Net Cash Provided by Operating Activities
(amounts in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022 (as adjusted)	2023	2022 (as adjusted)
Net cash provided by operating activities	$7,571	$10,883	$5,751	$1,734
Changes in working capital and other items	(9,825)	(15,125)	(5,572)	(3,740)
Non-cash adjustments to net loss	(267)	(333)	(521)	(867)
EBITDA	$(2,521)	$(4,575)	$(342)	$(2,873)